Exhibit 4.2

Execution Version

RIGHTS AGREEMENT

This Rights Agreement (this “Agreement”) is made as of February 23, 2022, by and between Clean Earth Acquisitions Corp., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, a New York limited liability company (the “Rights Agent”).

WHEREAS, the Company is engaged in a public offering (the “Public Offering”) of 20,000,000 units (the “Units”) of the Company (and up to 3,000,000 additional Units if the underwriters’ over-allotment option is exercised in full), each Unit consisting of one share of Class A common stock of the Company, par value $0.0001 per share (the “Class A Common Stock”), one right to receive one-tenth of one share of Class A Common Stock upon the happening of the triggering event described herein (the “Right”), and one-half of one warrant (the “Warrant”), each whole Warrant entitling the holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1, File No. 333-261201, as amended (the “Registration Statement”), and related Prospectus (the “Prospectus”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of, among other securities, the Rights and the Class A Common Stock issuable to the holders of the Rights;

WHEREAS, the Company desires the Rights Agent to act on behalf of the Company, and the Rights Agent is willing to so act, in connection with the issuance, registration, transfer and exchange of the Rights;

WHEREAS, the Company desires to provide for the form and provisions of the Rights, the terms upon which they shall be issued, and the respective rights, limitation of rights, and immunities of the Company, the Rights Agent, and the holders of the Rights; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Rights, when executed on behalf of the Company and countersigned by or on behalf of the Rights Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.           Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company for the Rights, and the Rights Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.            Rights.

2.1         Form of Right. Each Right shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, General Counsel, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Right shall have ceased to serve in the capacity in which such person signed the Right before such Right is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2          Effect of Countersignature. Unless and until countersigned by the Rights Agent pursuant to this Agreement, a Right shall be invalid and of no effect and may not be exchanged for shares of Class A Common Stock.

2.3          Registration.

2.3.1      Right Register. The Rights Agent shall maintain books (the “Right Register”) for the registration of original issuance and the registration of transfer of the Rights. Upon the initial issuance of the Rights, the Rights Agent shall issue and register the Rights in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Rights Agent by the Company.

2.3.2      Registered Holder. Prior to due presentment for registration of transfer of any Right, the Company and the Rights Agent may deem and treat the person in whose name such Right is registered in the Right Register (the “Registered Holder”) as the absolute owner of such Right and of each Right represented thereby (notwithstanding any notation of ownership or other writing on the Right Certificate made by anyone other than the Company or the Rights Agent), for the purpose of the exchange thereof, and for all other purposes, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

2.4         Detachability of Rights. Each of the securities comprising the Units shall begin separate trading on the fifty-second (52nd) day following the date of the Prospectus or, if such fifty-second (52nd) day is not on a day other than a Saturday, Sunday or federal holiday on which banks in New York City are generally open for normal business (a “Business Day”), then on the immediately succeeding Business Day following such date, or earlier (the “Detachment Date”) with the consent of Citigroup Global Markets Inc., but in no event shall the securities comprising the Units be separately traded until (A) the Company has filed a Current Report on Form 8-K with the SEC containing an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering, including the proceeds received by the Company from the exercise by the underwriters of their right to purchase additional Units in the Public Offering (the “Over-Allotment Option”), if the Over-Allotment Option is exercised prior to the filing of such Current Report on Form 8-K, and a second or amended Current Report on Form 8-K to provide updated financial information to reflect the exercise of the underwriters’ Over-Allotment Option, if the Over-Allotment Option is exercised following the initial filing of such Current Report on Form 8-K, and (B) the Company issues a press release and files with the SEC a Current Report on Form 8-K announcing when such separate trading shall begin. Upon the Detachment Date, holders of Units will have the option to continue to hold Units or separate their Units into the component pieces.

3.            Terms and Exchange of Rights

3.1         Rights. Each Right shall entitle the holder thereof to receive one-tenth of one share of Class A Common Stock upon the happening of an Exchange Event (defined below). No additional consideration shall be paid by a holder of Rights in order to receive his, her or its shares of Class A Common Stock upon an Exchange Event as the purchase price for such shares of Class A Common Stock has been included in the purchase price for the Units. In no event will the Company be required to net cash settle the Rights or issue fractional shares of Class A Common Stock.

3.2          Exchange Event. An “Exchange Event” shall occur upon the Company’s consummation of an initial Business Combination (as defined in the Company’s Second Amended and Restated Certificate of Incorporation).

3.3          Exchange of Rights.

3.3.1      Issuance of Shares of Class A Common Stock. As soon as practicable upon the occurrence of an Exchange Event, the Company shall direct holders of the Rights to return their Rights Certificates to the Rights Agent. Upon receipt of a valid Rights Certificate, the Company shall issue to the Registered Holder of such Right(s) the number of full shares of Class A Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it and issue to such Registered Holder(s) a certificate or book-entry position for the such shares. Notwithstanding the foregoing, or any provision contained in this Agreement to the contrary, in no event will the Company be required to net cash settle the Rights. The Company shall not issue fractional shares upon exchange of Rights. In the event that any holder would otherwise be entitled to any fractional share upon exchange of Rights, at the time of an Exchange Event, the Company will instruct the Rights Agent how any such entitlement will be addressed. To the fullest extent permitted by the Company’s Second Amended and Restated Certificate of Incorporation, the Company reserves the right to deal with any such fractional entitlement at the relevant time in any manner permitted by the Securities Act and the Second Amended and Restated Certificate of Incorporation, which would include the rounding down of any entitlement to receive shares of Class A Common Stock to the nearest whole share (and in effect extinguishing any fractional entitlement), or the holder being entitled to hold any remaining fractional entitlement (without any share being issued) and to aggregate the same with any future fractional entitlement to receive shares in the Company until the holder is entitled to receive a whole number. Any rounding down and extinguishment may be done with or without any in lieu cash payment or other compensation being made to the holder of the relevant Rights, such that value received on exchange of the Rights may be considered less than the value that the holder would otherwise expect to receive.

3.3.2      Valid Issuance. All shares of Class A Common Stock issued upon an Exchange Event in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.3      Date of Issuance. Each person in whose name any such certificate or book-entry position for shares of Class A Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date of the Exchange Event, irrespective of the date of delivery of such certificate or entry of position.

3.3.4       Company Not Surviving Following Exchange Event. Upon an Exchange Event in which the Company does not continue as the publicly held reporting entity, the definitive agreement will provide for the holders of Rights to receive the same per share consideration the holders of the shares of Class A Common Stock will receive in such transaction, for the number of shares such holder is entitled to pursuant to Section 3.3.1 above. If the Company does not continue as the publicly held reporting entity upon an Exchange Event, each holder of a Right will be required to affirmatively convert his, her or its Rights in order to receive the one-tenth of one share underlying each Right (without paying any additional consideration) upon consummation of the Exchange Event. In such a case, each holder of a Right will be required to indicate his, her or its election to convert the Rights into underlying shares of Class A Common Stock as well as to return the original certificates evidencing the Rights to the Company.

3.4        Duration of Rights. If an Exchange Event does not occur within the time period set forth in the Company’s Second Amended and Restated Certificate of Incorporation, as the same may be amended from time to time, the Rights shall expire and shall be worthless.

4.            Transfer and Exchange of Rights.

4.1        Registration of Transfer. The Rights Agent shall register the transfer, from time to time, of any outstanding Right upon the Right Register, upon surrender of such Right for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Right representing an equal aggregate number of Rights shall be issued and the old Right shall be cancelled by the Rights Agent. The Rights so cancelled shall be delivered by the Rights Agent to the Company from time to time upon request.

4.2         Procedure for Surrender of Rights. Rights may be surrendered to the Rights Agent, together with a written request for exchange or transfer, and thereupon the Rights Agent shall issue in exchange therefor one or more new Rights as requested by the Registered Holder of the Rights so surrendered, representing an equal aggregate number of Rights; provided, however, that in the event that a Right surrendered for transfer bears a restrictive legend and the new Rights to be issued will not bear a restrictive legend, the Rights Agent shall not cancel such Right and issue new Rights in exchange therefor until the Rights Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating no restrictive legend is required for the new Rights.

4.3         Fractional Rights. The Rights Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a Right Certificate for a fraction of a Right.

4.4          Service Charges. No service charge shall be made for any exchange or registration of transfer of Rights.

4.5        Adjustments to Conversion Ratios. The number of shares of Class A Common Stock that the holders of Rights are entitled to receive as a result of the occurrence of an Exchange Event shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the shares of Class A Common Stock occurring on or after the date hereof and prior to the Exchange Event.

4.6         Right Execution and Countersignature. The Rights Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Rights required to be issued pursuant to the provisions of this Section 4, and the Company, whenever required by the Rights Agent, shall supply the Rights Agent with Rights duly executed on behalf of the Company for such purpose.

5.          Other Provisions Relating to Rights of Holders of Rights.

5.1         No Rights as Stockholder. Until the exchange of a Right for shares of Class A Common Stock as provided for herein, a Right does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

5.2         Lost, Stolen, Mutilated, or Destroyed Rights. If any Right is lost, stolen, mutilated, or destroyed, the Company and the Rights Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Right, include the surrender thereof), issue a new Right of like denomination, tenor, and date as the Right so lost, stolen, mutilated, or destroyed. Any such new Right shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Right shall be at any time enforceable by anyone.

5.3          Reservation of Class A Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Class A Common Stock that shall be sufficient to permit the exchange of all outstanding Rights issued pursuant to this Agreement.

6.          Concerning the Rights Agent and Other Matters.

6.1          Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Rights Agent in respect of the issuance or delivery of shares of Class A Common Stock upon the exchange of Rights, but the Company shall not be obligated to pay any transfer taxes in respect of the Rights or such shares of Class A Common Stock.

6.2          Resignation, Consolidation, or Merger of Rights Agent.

6.2.1      Appointment of Successor Rights Agent. The Rights Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Rights Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Rights Agent in place of the Rights Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Rights Agent or by the holder of the Right (who shall, with such notice, submit his, her or its Right for inspection by the Company), then the holder of any Right may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Rights Agent at the Company’s cost. Any successor Rights Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Rights Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Rights Agent with like effect as if originally named as Rights Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Rights Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Rights Agent all the authority, powers, and rights of such predecessor Rights Agent hereunder; and upon request of any successor Rights Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Rights Agent all such authority, powers, rights, immunities, duties, and obligations.

6.2.2      Notice of Successor Rights Agent. In the event a successor Rights Agent shall be appointed, the Company shall give notice thereof to the predecessor Rights Agent and the transfer agent for the Class A Common Stock not later than the effective date of any such appointment.

6.2.3      Merger or Consolidation of Rights Agent. Any entity into which the Rights Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Rights Agent shall be a party shall be the successor Rights Agent under this Agreement without any further act.

6.3          Fees and Expenses of Rights Agent.

6.3.1      Remuneration. The Company agrees to pay the Rights Agent reasonable remuneration for its services as such Rights Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Rights Agent upon demand for all expenditures that the Rights Agent may reasonably incur in the execution of its duties hereunder.

6.3.2      Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Rights Agent for the carrying out or performing of the provisions of this Agreement.

6.4          Liability of Rights Agent.

6.4.1     Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, the Chief Financial Officer, the President, the Chief Operating Officer, the General Counsel or the Secretary of the Company and delivered to the Rights Agent. The Rights Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

6.4.2      Indemnity. The Rights Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith. Subject to Section 6.6 below, the Company agrees to indemnify the Rights Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Rights Agent in the execution of this Agreement, except as a result of the Rights Agent’s gross negligence, willful misconduct, fraud or bad faith.

6.4.3     Exclusions. The Rights Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Right (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Class A Common Stock to be issued pursuant to this Agreement or any Right or as to whether any shares of Class A Common Stock shall, when issued, be valid and fully paid and nonassessable.

6.5          Acceptance of Agency. The Rights Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Rights exchanged.

6.6         Waiver. The Rights Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Rights Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Rights Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

7.           Miscellaneous Provisions.

7.1          Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns.

7.2         Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Rights Agent), as follows:

Clean Earth Acquisitions Corp.

12600 Hill Country Blvd, Building R, Suite 275

Bee Cave, Texas 78738

Attn: Aaron Ratner

Email: aaron@mightyskyllc.com

with a copy to:

Proskauer Rose LLP

2029 Century Park East, Suite 2400

Los Angeles, California 90067

Attn: Will Chuchawat

Email: wchuchawat@proskauer.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Right or by the Company to or on the Rights Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Rights Agent with the Company), as follows:

American Stock Transfer & Trust Company

6201 15 Avenue

Brooklyn, NY 11219

Attn: AST Shareholder Services

7.3          Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Rights shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. Subject to applicable law, the Company and the Rights Agent hereby agree that any action, proceeding or claim against either of them arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company and the Rights Agent hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce (i) any liability or duty created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the rules and regulations thereunder for which Section 27 of the Exchange Act creates exclusive federal jurisdiction, (ii) with respect to suits brought in federal courts, any duty or liability created by the Securities Act or the rules and regulations thereunder for which Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts or (iii) any other claim for which the federal district courts of the Borough of Manhattan, City and State of New York, are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Rights shall be deemed to have notice of and to have consented to the forum provisions in this Section 7.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any Rights holder, such Rights holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Rights holder in any such enforcement action by service upon such Rights holder’s counsel in the foreign action as agent for such Rights holder.

7.4         Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person, corporation or other entity other than the parties hereto and the Registered Holders of the Rights any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Rights.

7.5          Examination of the Right Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Rights Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Right. The Rights Agent may require any such holder to submit his, her or its Right for inspection by it.

7.6         Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.7          Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

7.8         Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments shall require the written consent or vote of the Registered Holders of a majority of the then outstanding Rights.

7.9         Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

CLEAN EARTH ACQUISITIONS CORP.

By:	/s/ Aaron T. Ratner
Name: Aaron T. Ratner
Title: Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, as Rights Agent

By:	/s/ Barbara J. Robbins
Name: Barbara J. Robins
Title: Sr. Vice President

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